                                  Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:Brad Pedersen

CEO, President, and Director

Phone:  973-602-1001

______________________________________________________________________

BREEZE-EASTERN REPORTS FISCAL YEAR 2015 AND FOURTH QUARTER RESULTS

Whippany, New Jersey – May 29, 2015 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2015 and fourth quarter financial results.

For fiscal 2015:

•	Net sales: record-high sales of $89.8 million versus $85.9 million for fiscal 2014.

•

Net income: net income of $14.9 million, or $1.50 per diluted share, increased by 164% compared with $5.6 million, or $0.58 per diluted share, last fiscal year.  The improvement in net income resulted primarily from increased sales, improved margins, a reduction in engineering expenses, a real estate property tax refund and from the impact of a research and development tax credit.

•

Adjusted Net Income (as defined below in “Non-U.S. GAAP Financial Measures”) for fiscal 2015 would have been $8.9 million or $0.90 per diluted share, an increase of 57% over last fiscal year of $5.7 million, or $0.58 per diluted share. The improvement in Adjusted Net Income resulted primarily from increased sales, improved margins and from a reduction in engineering expenses. Items excluded from the Adjusted Net Income calculations are listed in the “Reconciliation of Reported Net Income to Adjusted Net Income” schedule found below. Management uses this measure internally to evaluate the operating performance.

•

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”): $15.0 million represents an increase of 39% above the $10.8 million realized in fiscal 2014. The improvement in Adjusted EBITDA from fiscal 2014 to fiscal 2015 resulted primarily from higher sales volume, higher margins and lower engineering expenses. When excluding certain items for the purpose of better comparing operating performance from period to period, Adjusted EBITDA for fiscal 2015 would have been $15.5 million versus $10.9 million for fiscal 2014 . Excluded items referred to above are presented in the “Reconciliation of Reported Net Income to Adjusted EBITDA” schedule found below.

•

Gross profit margin: gross profit improved from 36.2% for fiscal 2014 to 38.8% during fiscal year 2015 primarily as a result of higher sales volume and higher margins on spare parts and higher margins on overhaul & repair, and billable engineering.

•

SG&A: $15.4 million or 17% of sales versus $13.9 million or 16% of sales last fiscal year. When excluding the executive transition costs ($0.7 million for fiscal 2015 and for fiscal 2014 $0.2 million), and the environmental benefit from reserve reductions ($0.4 million for fiscal 2015 and $1.2 million for fiscal 2014), the SG&A for fiscal 2015 amounts to $15.1 million (or 17% of sales), and $14.9 million (also 17% of sales) for fiscal 2014.

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – May 29, 2015

Fiscal 2015 Fourth Quarter Earnings ReleasePage 2 of 7

•

Engineering: $6.6 million versus $8.2 million for fiscal 2014. The decrease primarily resulted from lower expenses incurred for development programs. Engineering expense for fiscal 2015 includes costs of $0.3 million incurred for an internal re-organization.

•

Other (income) expense: $1.6 million of other income, versus $0.1 million of other expense for fiscal 2014. Fiscal 2015 other income mainly includes a $1.2 million refund received from a real estate property tax review and assessment reduction on real estate classified on the consolidated balance sheet as an asset held for sale and also from a $0.5 million gain on the sale of a real estate property related to our predecessor affiliates.

•

Income tax (benefit) provision: $0.4 million income tax benefit versus an income tax provision of $3.3 million for fiscal 2014.  The significant change in the income tax mainly resulted from the recording of a $6.3 million benefit related to a research & development tax credit.

•

Bookings: $79.9 million versus $90.3 million in fiscal 2014. The orders received during last fiscal year included $7.1 million of increased pricing and contract scope for the Airbus A400M military transport aircraft.

•	Cash of $22.8 million versus $6.0 million a year ago and no debt.

For the fiscal 2015 fourth quarter:

•	Net sales: $31.0 million versus $28.3 million for fiscal 2014 fourth quarter.

•

Net income: $5.4 million, or $0.54 per diluted share, versus $2.8 million, or $0.29 per diluted share, for the same period last year.  The significant improvement in net income for the fourth quarter of fiscal 2015 resulted mainly from improved margins, lower engineering expenses, a fiscal 2015 fourth quarter gain on the sale of a real estate property related to our predecessor affiliates, a $1.3 million benefit recorded in the fourth quarter of fiscal 2015 for a research & development tax credit, and the $1.0 million impact of terminating a spare parts distributor in the fourth quarter last fiscal year.

•

Adjusted Net Income (as defined below in “Non-GAAP Financial Measures”) for the fourth quarter of fiscal 2015 would have been $4.9 million or $0.49 per diluted share versus $3.5 million or $0.36 per diluted during the fourth quarter of fiscal year 2014 when excluding the gain realized on the sale of the property, the spare parts distributor termination and the impact on the effective tax rate of the research & development tax credit.

•

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”): $7.4 million versus $5.0 million in the fourth quarter of fiscal 2014. When excluding for fiscal year 2014 the impact of terminating a spare parts distributor ($1.0 million), Adjusted EBITDA for fiscal 2014 would have been $6.0 million. The improvement in Adjusted EBITDA from fiscal year 2014 to fiscal year 2015 resulted primarily from higher sales volume, from higher margins and lower engineering expenses.

•	Gross profit margin: the improvement in gross profit from 37.0% in the fourth quarter of last fiscal year to this year fourth quarter of 40.3% was primarily due to increased spare parts volume.

•

Other (income) expense: $0.5 million of other income, versus $15.0 thousand of other expense for the fourth quarter of fiscal 2014. Fiscal 2015 fourth quarter other income was mainly related to a gain realized on the sale of a property related to our predecessor affiliates (located in Irvington, NJ).

•	Income tax provision: an income tax provision of $2.0 million versus $1.6 million for the same period last year.

•Bookings: $20.7 million, versus $19.7 million in the fiscal 2014 fourth quarter.

Brad Pedersen, President and Chief Executive Officer, said, "Today, we reported record sales of $89.8 million for fiscal 2015, an increase of 4.5% over fiscal 2014. Fiscal fourth quarter sales were 9.5% above last year fourth quarter. The increase in sales is attributable to higher new production and spare part sales off-set by lower sales volume of overhaul and repair. Our margins for both the last quarter and for fiscal year 2015 also exceeded last fiscal year as a result of strong operational performance. The fourth quarter results are consistent with the quarterly variability experienced over the last few fiscal years. Our engineering expenses were lower than the same period last fiscal year. These strong results have generated significant net income and cash.”

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Mr. Pedersen continued, “During the year, we continued to make major progress toward completing our main product development projects and toward resolving our environmental liabilities. At the same time, we have been devoting a lot of effort towards the development of new and innovative products.”

Serge Dupuis, Chief Financial Officer, said, “Our balance sheet continues to be very strong. The company generated $16.9 million in cash flow from operations since the beginning of the fiscal year. The Company had $22.8 million of cash at year-end and continues to have no debt.”

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The Company will conduct a conference call at 10:00 AM EDT on Friday, May 29, 2015 with the following numbers:  (855) 875-7965 or (720) 634-2924 and passcode 33742939.

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We are pleased to introduce a mobile phone and tablet friendly Investor Relations site.  Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.  The Company employs approximately 165 people at its facility in Whippany, New Jersey and in Fredericksburg, Virginia.

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Accounting Principles generally accepted in the United States of America (“U.S. GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance.  Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company's industry to evaluate performance and valuation.  The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under U.S. GAAP.  Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company's cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company's debt, and (iii) it does not reflect changes in, or cash requirements for, the Company's working capital.  Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above.  Accordingly, the Company focuses primarily on its U.S. GAAP results and uses Adjusted EBITDA only supplementally.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure, for the three and twelve months ended March 31, 2015 and 2014 is shown in the tables below.

In addition to disclosing financial results that are determined in accordance with Accounting Principles generally accepted in the United States of America (“U.S. GAAP”), we also disclose comparisons to non-U.S. GAAP financial measures including (i) selling, general and administrative expenses (“SG&A”) excluding the benefits from the environmental reserve reduction and executive transition costs (“Adjusted SG&A”), and (ii) net income excluding gross profit impact associated with distributor termination, executive transition costs, environmental reserve reduction, internal re-organization expenses, a real estate tax refund, a gain on the sale of a property, and the impact on the effective tax rate of the research & development tax credit (“Adjusted Net Income”).  The presentation of non-U.S. GAAP financial measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our expenses and operating performance. We believe excluding the costs and benefits from certain transactions not considered by management to be part of the underlying operating business of the Company improves comparability of results among financial periods and the assessment of financial and business trends. It should be noted that the determination of whether to exclude a transaction involves judgment by management.  A reconciliation of Adjusted Net Income to net income, the most directly comparable U.S. GAAP measure, for the fiscal years ended March 31, 2015 and 2014 is shown in the tables below.  For Adjusted SG&A, please see the disclosure above under Operating Expenses for all the necessary information needed to reconcile Adjusted SG&A to SG&A, the most directly comparable U.S.GAAP measure, for the fiscal years ended March 31, 2015 and 2014.

Non-U.S. GAAP financial measures, including Adjusted Net Income and Adjusted SG&A, should not be viewed in isolation, are not a substitute for U.S. GAAP measures, and have limitations which include but are not limited to, excluding certain disclosed items which we do not consider to be representative of underlying business operations, but which disclosed items represent costs (benefits) to the Company.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-U.S. GAAP financial measures by using them only to supplement our U.S. GAAP results to provide a more complete understanding of the

Breeze-Eastern Corporation – May 29, 2015

Fiscal 2015 Fourth Quarter Earnings ReleasePage 4 of 7

factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses or receive benefits similar to those excluded in this presentation in the future.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission ("SEC") filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2015. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

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BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/15	3/31/14	3/31/15	3/31/14

Net sales	$ 30,953	$ 28,273	$ 89,782	$ 85,933
Cost of sales	18,484	17,799	54,918	54,802
Gross profit	12,469	10,474	34,864	31,131

Selling, general, and administrative expenses	4,106	4,141	15,352	13,880
Engineering expense	1,490	1,917	6,607	8,162
Operating income	6,873	4,416	12,905	9,089

Interest expense	8	8	32	49
Other (income) expense-net	(473)	15	(1,611)	89
Income before income taxes	7,338	4,393	14,484	8,951

Income tax (benefit) provision	1,953	1,578	(423)	3,310
Net income	$ 5,385	$ 2,815	$ 14,907	$ 5,641

Basic earnings per share:	$ 0.55	$ 0.29	$ 1.52	$ 0.58
Diluted earnings per share:	$ 0.54	$ 0.29	$ 1.50	$ 0.58

Weighted average basic shares	9,816,000	9,699,000	9,778,000	9,643,000
Weighted average diluted shares	9,948,000	9,829,000	9,946,000	9,757,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	3/31/15	3/31/14

Cash	$ 22,806	$ 6,021
Other current assets	51,935	49,576
Total current assets	74,741	55,597
Fixed assets – net	5,698	6,332
Other assets	16,539	17,864
Total assets	$ 96,978	$ 79,793

Current portion of long-term debt and short term borrowings	$ -	$ -
Other current liabilities	18,267	15,889
Total current liabilities	18,267	15,889
Long-term debt	-	-
Other non-current liabilities	11,596	13,420
Stockholders' equity	67,115	50,484
Total liabilities and stockholders' equity	$ 96,978	$ 79,793

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Reconciliation of Reported Net Income to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	3/31/15	3/31/14	3/31/15	3/31/14

Net sales	$ 30,953	$ 28,273	$ 89,782	$ 85,933
Cost of sales	18,484	17,799	54,918	54,802
Gross profit	12,469	10,474	34,864	31,131

Selling, general and administrative expenses	4,106	4,141	15,352	13,880
Engineering expense	1,490	1,917	6,607	8,162
Operating income	6,873	4,416	12,905	9,089

Add back: Depreciation and amortization	513	570	2,050	1,699
Adjusted EBITDA	$ 7,386	$ 4,986	$ 14,955	$ 10,788

Net income	$ 5,385	$ 2,815	$ 14,907	$ 5,641
Income tax (benefit) provision	1,953	1,578	(423)	3,310
Depreciation and amortization	513	570	2,050	1,699
Interest expense	8	8	32	49
Other (income) expense-net	(473)	15	(1,611)	89
Adjusted EBITDA	$ 7,386	$ 4,986	$ 14,955	$ 10,788

Termination of spare parts distributor	-	1,033	-	1,033
CFO & executive transition expense		-	678	240
Environmental reserve reversal	-	-	(412)	(1,207)
Internal re-organization expense	-	-	288	-
Adjusted EBITDA with excluded items	$ 7,386	$ 6,019	$ 15,509	$ 10,854

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Reconciliation of Reported Net Income to Adjusted Net Income

(In Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	3/31/15	3/31/14	3/31/15	3/31/14

Income before income taxes	$ 7,338	$ 4,393	$ 14,484	$ 8,951
Termination of spare parts distributor	-	1,033	-	1,033
CFO & executive transition expense		-	678	240
Environmental reserve reversal	-	-	(412)	(1,207)
Internal re-organization expense	-	-	288	-
Real estate tax refund	-	-	(1,224)	-
Gain realized on sale of property	(503)	-	(503)	-

Adjusted income before income taxes	6,835	5,426	13,311	9,017
Income tax provision (a)	1,982	1,960	4,385	3,336
Adjusted Net Income	$ 4,853	$ 3,466	$ 8,926	$ 5,681

Adjusted earnings per common share:
Adjusted diluted net income per share	$ 0.49	$ 0.36	$ 0.90	$ 0.58

Weighted-average diluted shares outstanding	9,948,000	9,829,000	9,946,000	9,757,000

(a)

Using the effective tax rate for the three and twelve month periods ended March 31, 2015 of  29.0% and 32.9% , respectively, (which is the effective tax rate excluding the research & development tax credit, the related valuation allowance and provision for uncertain tax position)  and for the three and twelve month period ended March 31, 2014, 36.1% and 37.0%, respectively.

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